Exhibit 10.20

CONVERTIBLE DEBENTURE

699 Minnetonka Highlands Lane
Qrono, MN 55356-9728
$50,000.00	March 1, 2007

          FOR VALUE RECEIVED, the undesigned, “BioDrain Medical, Inc.,” a Minnesota company (“BioDrain” or “Maker”), hereby promises to pay to the order of Carl Moore (“Payee”), at the address of Payee specified below, the principal sum of fifty thousand dollars ($50,000.00), in lawful money of the United States of America, together with interest thereon, at the rate set forth below.

1. The principal of and interest upon this Note shall be due and payable as follows:

	(a)	This Note shall bear interest at a per annum rate of interest of 12% based upon a year of 365 days and actual days elapsed.

(b)

Interest payments will be made on a semi-annual basis, with payment dates on the six months and one-year anniversaries of the effective date. Each semi-annual payment shall be in the amount of $3,000.00 (one-half of the annual coupon rate). At Payee’s discretion, any and all interest payments may be accrued and not paid, over the course of the Agreement. At conversion or redemption of the note. Payee shall have the option to receive any and all accrued interest in either cash or the accrued amount may be converted directly into BioDrain common stock, at the same conversion rate as the principle balance.

	(c)	The entire unpaid principal balance of this Note and any unpaid accrued interest hereunder shall be due and payable in full no later than March 1, 2012, the Maturity Date.

2. Convertibility terms: The debenture is convertible in whole or in part to BioDrain common stock at a per share price equal to the price of the next completed funding following the execution of this debenture.

(a)

Conversion rights shall be solely and exclusively that of Payee and said rights shall be in place throughout the term of this Agreement. As conversion, may occur in whole or in part, Payee may exercise conversion rights more than one time during the course of this Agreement.

(b)

Payee may, at his sole discretion, put all or any part of the debenture back to Maker for payment at any time after Maker receives the $500,000.00 funding following this Agreement, or within 90 days of the effective date of this Agreement, whichever comes first.

3.

Warrants: Payee will receive warrants to purchase BioDrain common stock for up to twenty percent (20%) of the loan amount (or $10,000,00) at a per share price equal to the price of the next completed funding following the execution of this debenture. The warrants shall have a five-year term from the effective date of this agreement.

          Maker hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Note. Payee shall have full recourse against the undersigned, and shall not be required to proceed against the assets of the Maker in the event of default. Maker shall pay all costs of collection when incurred, including reasonable attorneys’ fees, costs and expenses.

          This Note is being delivered in, is intended to be performed in, shall be construed and interpreted in accordance with, and he governed by the internal laws of, the State of Minnesota, without regard to principles of conflict of laws.

BIODRAIN MEDICAL, INC.		Carl Moore
By

Title:	President & CEO	PO Box 1348

Kennedale, TX 76060-1348